Exhibit 99.1

FOR IMMEDIATE RELEASE

January 4, 2010
Contact info:
Ali Alavi
Vice President
Horsehead Holding Corp.
724.773.2212
Horsehead Holding Corp. Closes on Acquisition of The International Metals
Reclamation Company (“INMETCO”)
Pittsburgh, PA, January 4, 2010 — Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC), the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a listed hazardous waste, announced that on December 31, 2009 it closed on its acquisition of INMETCO, a leading recycler of metals-bearing wastes in North America. Based in Ellwood City, PA, INMETCO employs 108 people and operates the only secondary smelter in North America dedicated to recycling nickel, chromium and other metals from hazardous and non-hazardous wastes generated mostly by stainless steel and specialty metals producers. INMETCO is also a leading processer of nickel-cadmium (NiCd) batteries, and its process has been recognized by the U.S. EPA as the Best Demonstrated Available Technology for the recycling of NiCd batteries.
In conjunction with the closing, Mark Tomaszewski, who was the Acting President of INMETCO was appointed to serve as INMETCO’s President going forward. “I am pleased to announce the appointment of Mark to the position of President of INMETCO,” said Jim Hensler, Chairman, President and CEO of Horsehead. “Mark brings a wealth of experience and knowledge of the company and its business to the table and I look forward to Mark being an important part of the Horsehead team going forward,” Hensler further noted.
The combination of Horsehead and INMETCO will expand Horsehead’s hazardous waste services platform and provide access to new markets for growth. It also will further diversify its range of capabilities and products, including the recycling of electric arc furnace dust and stainless steel flue dust for the recovery and reuse of a wide range of valuable metals.

About Horsehead Holding Corp.
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a hazardous waste produced by the carbon steel mini-mill manufacturing process. The company is headquartered in Pittsburgh, PA.
About INMETCO
INMETCO is a leading U.S. recycler of hazardous and non-hazardous waste for the specialty steel industry. It is also a significant processor of other metal-bearing wastes, including industrial and consumer batteries. INMETCO is based in Ellwood City, PA and employs 108 people.
Cautionary Statement about Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various risk factors, including those set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully read the risk factors and other information in our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.
Source: Horsehead Holding Corp.
Contact: Ali Alavi 724.773.2212